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                                                            Exhibit 99B(5)(a)(i)

                  AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

     This amendment, dated as of the 12th day of March, 1997 made by and between
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THE TIMOTHY PLAN (the "Trust"), a Delaware business trust operating as a registered investment company under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and TIMOTHY PARTNERS, LTD. (the "Investment Advisor"), a Florida limited partnership and registered investment advisor under the Investment Advisers Act of 1940, as amended (collectively, the "Parties").

                                  WITNESSETH:

     WHEREAS, the Trust and Investment Advisor have entered into an agreement dated January 19, 1994 (the "Investment Advisory Agreement"), wherein the Investment Advisor has agreed to serve as an advisor and provide investment management services; and

     WHEREAS, the Parties wish to amend the Investment Advisory Agreement to add language to paragraph 1 of page 1 to read as follows:

     "As the Investment Adviser is structured as a partnership, shareholders of the Trust will be notified (as required by Section 205 of the Investment Advisers Act of 1940, as amended) of any significant ownership changes in the Investment Advisor within ten (10) days of any such change in such ownership."

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:

     1. To amend the Investment Advisory Agreement to add a new paragraph 1 of page 1 as set forth above.
     2. This amendment's effective date shall be September 1, 1994.

     IN WITNESS WHEREOF, the Parties hereto have caused this amendment consisting of one type written page, to be signed by their duly authorized officers and their corporate seals hereunto duly affixed as of the day and year first above written.

THE TIMOTHY PLAN                                     TIMOTHY PARTNERS, LTD.
                                                    BY COVENANT FUNDS, INC.
                                                  MANAGING GENERAL PARTNER

/s/ Arthur D. Ally                           /s/ Arthur D. Ally
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By: Arthur D. Ally, Chairman                 By: Arthur D. Ally, President

/s/Joseph E. Boatwright                      /s/ Bonnie Ally
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Attest: Joseph E. Boatwright, Secretary      Attest: Bonnie Ally, Secretary